EXHIBIT No. (k)(13)

Execution Version

AMENDMENT NO. 1
TO
AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) dated as of August 12, 2015, is entered into by and among HORIZON CREDIT II LLC (the “Borrower”), ALOSTAR BANK OF COMMERCE, as a Lender and KEYBANK NATIONAL ASSOCIATION (successor by merger to Key Equipment Finance Inc.) as a Lender and as Arranger and Agent (in such capacity, the “Agent”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Loan Agreement (as defined below).

PRELIMINARY STATEMENTS

A.           Reference is made to that certain Amended and Restated Loan and Security Agreement dated as of November 4, 2013 by and among the Borrower, the Lenders and the Agent (as amended, modified, supplemented or otherwise modified prior to the date hereof, the “Loan Agreement”).

B.           The parties hereto have agreed to amend certain provisions of the Loan Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Amendments to the Loan Agreement. Upon satisfaction of the conditions precedent set forth in Section 4 hereof the Loan Agreement is hereby amended as follows:

(a)          The definition of “Amendment No. 1 Effective Date” shall be added to Section 1.1 in applicable alphabetical order as follows:

“Amendment No. 1 Effective Date” means August 12, 2015.

(b)          The definition of “Commitment Termination Date” is deleted in its entirety, and the following substituted therefor:

“Commitment Termination Date” means the third anniversary of the Amendment No. 1 Effective Date, as such date may be extended pursuant to Section 2.2(b).

(d)          The definition of “Facility Amount” is deleted in its entirety, and the following substituted therefor:

“Facility Amount” means, at any time and as reduced or increased from time to time, pursuant to the terms of this Agreement the aggregate dollar amount of Commitments of all the Lenders; provided, however, that on the Termination Date and on each date thereafter, the Facility Amount shall be equal to the outstanding Advances as of such date. As of the Amendment No. 1 Effective Date, the Facility Amount is $70,000,000. The Facility Amount may be increased up to a total of $150,000,000 in accordance with the provisions of Section 2.13.

(d)          The definition of “Revolving Credit Availability Period” is deleted in its entirety, and the following substituted therefor:

“Revolving Credit Availability Period” means the period commencing on the Amendment No. 1 Effective Date and ending on the Termination Date.

(f)          Schedules A-1, A-2 and A-3 to the Loan Agreement are deleted in their entirety, and the amended schedules set forth on Exhibit-A are substituted therefor.

(g)          Schedule C-1 to the Loan Agreement is deleted in its entirety, and the following substituted therefor:

Schedule C-1

Commitments

(as of Amendment No. 1 Effective Date)

Lender	Commitment
KeyBank National Association	$50,000,000
AloStar Bank of Commerce	$20,000,000

All Lenders	$70,000,000

SECTION 2. Representations and Warranties. The Borrower hereby represents and warrants to each of the other parties hereto, that:

(a)          this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

(b)          on the date hereof, before and after giving effect to this Amendment, other than as amended or waived pursuant to this Amendment, no Early Termination Event or Unmatured Termination Event has occurred and is continuing.

SECTION 3. Conditions Precedent. This Amendment shall become effective on the first Business Day (the “Effective Date”) on which the Agent or its counsel has received counterpart signature pages of this Amendment, executed by each of the parties hereto.

SECTION 4. Reference to and Effect on the Loan Documents.

(a)          Upon the effectiveness of this Amendment, (i) each reference in the Loan Agreement to “this Loan Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Loan Agreement as amended or otherwise modified hereby, and (ii) each reference to the Loan Agreement in any other Loan Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Loan Agreement as amended or otherwise modified hereby.

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(b)          Except as specifically amended, terminated or otherwise modified above, the terms and conditions of the Loan Agreement, of all other Loan Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

(c)          The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender under the Loan Agreement or any other Loan Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, in each case except as specifically set forth herein.

SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 8. Fees and Expenses. The Borrower hereby confirms its agreement to pay on demand all reasonable costs and expenses of the Agent or Lenders in connection with the preparation, execution and delivery of this Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Agent or Lenders with respect thereto.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

HORIZON CREDIT II LLC

By:	/s/ Christopher M. Mathieu
Name: Christopher M. Mathieu
Title: SVP & Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, as Agent

By:	/s/ Michael O’Hern
Name: Michael O’Hern
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael O’Hern
Name: Michael O’Hern
Title: Senior Vice President

ALOSTAR BANK OF COMMERCE, as a Lender

By:	/s/ John Thomas
Name: John Thomas
Title: VP